Exhibit 10.1

Written Description of Annual Incentive Plan

The annual incentive plan is structured to provide potential bonus payments to the participants based upon an economic value added (EVA) performance measurement, which is derived from return on capital employed.  The plan was created pursuant to the Culp Inc. 2015 Equity Incentive plan and provides for bonuses based upon the EVA of the entire Company in the case of certain executives, and upon the EVA of one of the Company’s two divisions for other executives.

EVA is calculated under the incentive plan by determining the capital employed in the portion of the Company that employs the award recipient (the Company or one of the Company’s two divisions, referred to herein as a “reporting unit’), and then multiplying the capital employed by a cost of capital (stated as a percentage) to determine the “capital charge” for each reporting unit.  The sum of operating income (prior to bonus payments and excluding non-recurring items) earned by a reporting unit for each month during the fiscal year in excess of the capital charge for the reporting unit for that month is deemed to be the economic value added, or EVA, produced by the reporting unit for the year.  To the extent that EVA is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Compensation Committee, stated as a target bonus opportunity.  The Committee also establishes a target amount of EVA for each reporting unit.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.  Bonus amounts are paid in cash.